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                                                                    EXHIBIT 99.1

NEWS RELEASE                                             GROUP 1 AUTOMOTIVE INC.


                                     950 Echo Lane, Suite 100 Houston, TX  77024
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AT GROUP 1:                                Chairman, President and CEO             B.B. Hollingsworth, Jr.         (713) 647-5700
                                           EVP, CFO and Treasurer                  Scott L. Thompson               (713) 647-5700
                                           Manager, Investor Relations             Kim Paper                       (713) 647-5700

AT Thomson Financial/Carson:               Investor Relations                      Jeffrey T. O'Keefe              (212) 701-1948
                                           Media Relations                         Peggy Sung                      (212) 510-9307
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FOR IMMEDIATE RELEASE
TUESDAY, APRIL 23, 2002

    GROUP 1 TO ACQUIRE DEALERSHIPS IN CALIFORNIA, TEXAS AND OKLAHOMA WITH
                 APPROXIMATELY $530 MILLION OF ANNUAL REVENUES

   New California Platform Established; Tulsa and Houston Operations Expanded

HOUSTON, APRIL 23, 2002--GROUP 1 AUTOMOTIVE, INC. (NYSE: GPI), a Fortune 500 specialty retailer, announced today that it has agreed to acquire dealerships with aggregate revenues of approximately $530 million. These acquisitions include 10 franchises in three markets and upon completion, will bring Group 1's annualized revenue rate to over $4.5 billion. This is in keeping with the Company's previously stated goal of seeking platform and tuck-in acquisitions in 2002.

The purchase price for the three transactions is approximately $85 million and will be paid in cash. The acquisitions are subject to customary closing conditions, including approval from various manufacturers, the board of directors and government agencies, as well as the completion of due diligence. Group 1 expects to close all of the transactions by the end of third quarter 2002.

CALIFORNIA PLATFORM ESTABLISHED
The Miller Auto Group, with annual revenues of approximately $400 million and six dealerships located in Culver City and Van Nuys, California, is the Company's initial entry into the largest automobile market in the United States. The operation consists of two Honda franchises and Toyota, Nissan, Infiniti and Mitsubishi franchises in this major market for imported vehicles. Fred and Mike Miller will continue to operate the business, which has been in their family for almost 60 years. "Fred Miller, the former chairman of the American Import Automobile Dealers Association, and Mike Miller, the former president of the California Motor Car Dealer Association, are icons in our industry, and we are extremely pleased that they and their proven management team have decided to join Group 1. We have been patient and disciplined in looking for the right platform in this important market. We have found it," said B.B. Hollingsworth, Jr., chairman, president and chief executive officer of Group 1. Presidio Strategies, a San Francisco investment bank, acted as the financial advisor to the Millers on this transaction.

TUCK-INS ALSO ADDED IN TULSA AND HOUSTON MARKETS
Group 1 has agreed to acquire BMW, Buick and Jeep franchises in Tulsa, Oklahoma with annual revenues of $80 million. These franchises will become part of the Bob Howard Auto Group platform, which is the
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largest dealership group in the state of Oklahoma. The Company has also agreed to acquire a Nissan dealership in southwest Houston with annual revenues of $50 million. The dealership is near the Company's Sterling McCall Toyota dealership, the second largest Toyota dealership in the nation, and will become part of the Sterling McCall Automotive Group platform.

Upon completion of the announced acquisitions, Group 1 will own 69 automotive dealerships comprised of 106 franchises, 28 different brands, and 25 collision service centers located in Texas, Oklahoma, Florida, Georgia, New Mexico, Colorado, Louisiana, Massachusetts and California. Through its dealerships and Internet sites, the Company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

This press release contains "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements include statements regarding our plans, goals, beliefs or current expectations, including those plans, goals, beliefs and expectations of our officers and directors with respect to, among other things:

         o    annualized revenues

         o    the completion of pending acquisitions

Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may differ materially from anticipated results in the forward-looking statements for a number of reasons, including:

         o the future economic environment, including consumer confidence, interest rates, and manufacturer incentives, may affect the demand for new and used vehicles and parts and service sales
         o regulatory environment, adverse legislation, or unexpected litigation
         o pending acquisitions may not be completed due to failure to satisfy closing conditions
         o requirements imposed on us by automobile manufacturers may affect our acquisitions and capital expenditures related to our dealership facilities
         o our dealership operations may not perform at expected levels or achieve expected improvements

This information and additional factors that could affect our operating results and performance are described in our Form 10-K for the year ended December 31, 2001.

All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.


     GROUP 1 AUTOMOTIVE CAN BE REACHED ON THE INTERNET AT WWW.GROUP1AUTO.COM